Exhibit (l)(i)

PURCHASE AGREEMENT

Emerge ETF Trust (the “Trust”), a Delaware statutory trust, and Emerge Capital Management Inc. (“Emerge Capital”) hereby agree as follows:

1.	The Trust hereby offers to sell to Emerge Capital, and Emerge Capital hereby agrees to purchase, 4,000 shares of the Emerge EMPWR Unified Sustainable Equity ETF series of the Trust at a price of $25 per share. The Trust hereby acknowledges receipt from Emerge Capital of funds in full payment for the foregoing shares.

2.	The shares are to be purchased pursuant to Section 14 of the Investment Company Act of 1940 to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

3.	Emerge Capital represents and warrants to the Trust that the foregoing shares are being acquired for investment purposes only and that it has no present intention of redeeming or reselling the shares so acquired.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties herein have executed this Purchase Agreement as of the 30th day of August, 2022.

EMERGE ETF TRUST

/s/ Lisa Langley
Name:	Lisa Langley
Title:	CEO

EMERGE CAPITAL MANAGEMENT INC.

/s/ Lisa Langley
Name:	Lisa Langley
Title:	CEO